Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated January 3, 2013 to Prospectus dated December 28, 2011

Registration No. 333-178772

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

January 3, 2013

	2013 Series A 1.20% Senior Notes Due 2018	2013 Series B 4.0% Senior Notes Due 2043

Principal Amount:	$250,000,000	$500,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	A3 (stable outlook)/ A- (stable outlook)/ A- (stable outlook)	A3 (stable outlook)/ A- (stable outlook)/ A- (stable outlook)

Trade Date:	January 3, 2013	January 3, 2013

Settlement Date:	January 8, 2013	January 8, 2013

Final Maturity Date:	January 15, 2018	January 15, 2043

Interest Payment Dates:	January 15 and July 15	January 15 and July 15

First Interest Payment Date:	July 15, 2013	July 15, 2013

Make-Whole Call:	T+10 bps prior to December 15, 2017	T+15 bps prior to July 15, 2042

Par Call:	On or after December 15, 2017	On or after July 15, 2042

Treasury Benchmark:	3/4% due December 31, 2017	2 3/4% due August 15, 2042

Benchmark Yield:	0.804%	3.093%

Spread to Benchmark:	+45 bps	+93 bps

Reoffer Yield:	1.254%	4.023%

Coupon:	1.20%	4.0%

Price to Public:	99.738%	99.600%

Proceeds to Company Before Expenses:	99.138%	98.725%

CUSIP/ISIN:	927804FM1/US927804FM19	927804FL3/US927804FL36

Joint Book-Running Managers:	Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital (USA) Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated January 3, 2013, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Citigroup Global Markets Inc.	1-800-831-9146
Goldman, Sachs & Co.	1-866-471-2526
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1-800-294-1322
Scotia Capital (USA) Inc.	1-800-372-3930

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.